Exhibit 10.35

LEASE

DATED: AS OF JANUARY 16, 2002

MASSACHUSETTS INSTITUTE OF TECHNOLOGY, LESSOR

CENTAGENETIX, INC., LESSEE

12 EMILY STREET, CAMBRIDGE, MASSACHUSETTS

TABLE OF CONTENTS

1.0 Reference Data	1

2.0 Premises	2

2.1 Premises	2

2.2 Common Areas	2

3.0 Term: Commencement Date; Extension Option	3

3.1 Term: Commencement Date	3

3.2. Extension Option	3

3.3. Expansion Option	3

4.0 Rent	4

4.1 Rent	4

4.2 Determination of Fair Market Rent	5

4.3 Rent Abatement, Adjustment	6

5.0 Permitted Use	6

6.0 Taxes: Operating Expenses	6

6.1 Taxes	6

6.2 Operating Expenses	7

6.3 Payment of Operating Expenses	9

6.4 Payment of Taxes	10

6.5 Abatement of Tares	10

7.0 Insurance	10

7.1 Public Liability Insurance	10

7.2 Casualty Insurance	10

7.3 Certificate of Insurance	11

7.4 Lessor’s Insurance	11

7.5 Waiver of Subrogation	11

7.6. Waiver of Rights	11

8.0 Assignment and Subletting	12

9.0 Parking	14

10.0 Late Payment of Rent	14

11.0 Covenants	15

11.1 Lessee’s Covenants	15

11.2 Lessor’s Covenant	19

12.0 Lessee’s Work	19

13.0 Casualty and Eminent Domain	19

14.0 Defaults: Remedies	21

14.1 Defaults: Events of Default	21

14.2 Termination	22

14.3 Survival of Covenants: Remedies	22

14.4 Right to Relet	23

14.5 Right to Equitable Relief	24

14.6 Performance by Lessor	24

14.7 Further Remedies	24

15.0 Real Estate Broker	24

16.0 Notices	24

17.0 No Waivers	25

18.0 Services Provided by Lessor	26

19.0 Quiet Enjoyment: Ground Leases: Mortgages	26

19.1 Quiet Enjoyment	26

19.2 Rights of Ground Lessors and Mortgagees	26

19.3 Lease Subordinate	26

20.0 Security Deposit	27

21.0 Notice of Lease: Estoppel Certificates	28

22.0 Holding Over	29

23.0 Force Majeure	29

24.0 Entire Aweement	29

25.0 Applicable Law, Severability and Construction	29

26.0 Successors and Assigns	30

27.0 Authority	30

EXHIBITS:

A:	PREMISES

B:	DESCRIPTION OF THE LAND

C:	SERVICES PROVIDED BY LESSOR

D:	SERVICES PROVIDED BY LESSEE

E:	WORK LETTER

LEASE

THIS LEASE is made as of the 16th day of January 2002 by and between MASSACHUSETTS INSTITUTE OF TECHNOLOGY, a Massachusetts educational corporation with a place of business at 238 Main Street, Cambridge, Massachusetts 02142 (“Lessor”). and CENTAGENETIX, INC., a Delaware corporation with a place of business at 20 Hampdon Street, Boston, MA 02119 (“Lessee”).

1.0	Reference Data The following terms shall have the definitions set forth in this Section 1.0:

PREMISES:	19,711 square feet of rentable area on the 1st and 2nd floors of the Building shown on Exhibit A attached hereto

RENTABLE AREA OF PREMISES:	19,711 square feet

BUILDING:	The building located at 12 Emily Street, Cambridge, Massachusetts

RENTABLE AREA OF BUILDING:	30,965 square feet

LAND:	The parcel of land on which the Building is located known as and numbered 12, Emily Street, Cambridge, Massachusetts, more fully described on Exhibit B attached hereto

TERM:	A term commencing on the Commencement Date and terminating sixty-four (64) months after the Commencement Date, with one (I) option to extend for an additional five (5) Lease Years

COMMENCEMENT DATE:	Upon delivery of the Premises to Lessee but not later than February 1, 2002

BASIC RENT:	For each Lease Year as follows:

During the first four months of the Term, $36,108.92 per month, subject to adjustment as set forth in Section 4.3

During the final eight months of the first year of the Term and for the remainder of the Initial Term, $60,775.58 per month

SECURITY DEPOSIT:	$350,000.00

EXTENSION TERM:	As provided in Section 3.2

EXPANSION OPTION:	As provided in Section 3.3

LESSEE’S SHARE (TAXES):	63.66% (subject to adjustment as set forth in this Agreement)

LESSEE’S SHARE (OPERATING EXPENSES):	63.66% (subject to adjustment as set forth in this Agreement)

PERMITTED USE:	Office, Research and Development and Laboratory Uses to the extent permitted as a matter of right under the Zoning Ordinance of the City of Cambridge

LESSEE’S REPRESENTATIVE:	Carl Weissman

2.0	Premises.

2.1 Premises.

Lessor hereby leases unto Lessee the Premises, together with the benefit of, and subject to (as the case may be) all rights, easements, covenants, conditions, encumbrances, encroachments and restrictions of record as of the date of this Lease. Lessor shall have the right, without the necessity of obtaining Lessee’s consent thereto or joinder therein, to grant, permit, or enter into during the term of this Lease such additional rights, easements, covenants, conditions, encumbrances, encroachments and restrictions with respect to the Land as Lessor may deem appropriate, provided that no such rights, easements, covenants, conditions, encumbrances, encroachments or restrictions shall materially affect Lessee’s use of the Premises for the Permitted Use. Lessor further hereby reserves the right to install, maintain, use, repair and replace pipes, ducts, wires, meters and any other equipment, machinery, apparatus and fixtures located within the Premises and serving other parts of the Building, provided that the Lessor gives the Lessee reasonable notice. In addition, in exercising any right to enter the Premises, the Lessor shall use reasonable efforts to minimize disruption to Lessee’s use of the Premises. Lessee, its employees and invitees shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week, subject to Lessor’s reasonable security procedures. Lessee. shall be permitted to operate its business in the Premises outside of the Building hours (as set forth in Paragraph 1 of Exhibit C attached hereto), but Lessee shall pay to Lessor, as Additional Rent, the cost of supplying services to the Premises, as described on Exhibit C at times other than such Building hours, such payment to be due and payable no later than thirty (30) days after Lessor gives written notice to Lessee of the amount of such charges.

2.2 Common Areas Lessor also grants to Lessee, and Lessee’s invitees, the right, in common with others entitled thereto, to use for the purposes for which they were designed, the common facilities of the Building, including but not limited to, all entrances, hallways, elevator foyers, air shafts, elevator shafts and elevators, stairwells and stairs, restrooms, passenger elevators, freight elevator, loading bays, and the “On Site Parking Area” referred to in Section 9.0 below (collectively, the “Common Areas”).

3.0	Term: Commencement Date: Extension Option.

3.1 Term: Commencement Date. The initial term of this Lease (the “Initial Term”) shall commence on the “Commencement Date” (as defined in Section 1.0), and expire sixty-four (64) months after the Commencement Date unless sooner terminated as hereinafter provided. For purposes of this Lease, the phrase “Term” shall mean collectively (a) the Initial Term, and (b) if Lessee duly exercises the “Extension Option”, the “Extension Term” (as these phrases are defined in Section 3.2 below). As used in this Lease, the term “Lease Year” shall mean the twelve (12) month period commencing on the Commencement Date and each successive twelve (12) month period included in the Term commencing on an anniversary of that date, except that (i) the last Lease Year of the Initial Term shall expire sixty-four (64) months after the Commencement Date, and during the Extension Term, if any, the Lease Year shall commence on the first day of the Extension Term and each anniversary thereof during such Extension Term and expire on the day before the first anniversary of that date, and (ii) if this Lease is terminated prior to the expiration of the Term, the last Lease Year shall consist of less than twelve (12) months and shall end on the effective date of such termination.

3.2. Extension Option. Provided that Lessee has cured, prior to the day on which Lessee purports to exercise the Extension Option or prior to the first day of the Extension Term any “Event of Default” (as defined in Section 14.1 below), Lessee shall have the option (“Extension Option”) to extend the Term of this Lease for one additional period of five (5) Lease Years (the “Extension Term”), unless sooner terminated as hereinafter provided, subject to all the terms of this Lease except for the change in Basic Rent as provided in Section 4.1 of this Lease. Lessee shall exercise each Extension Option, if at all, by giving written notice of exercise to Lessor not earlier than twelve (12) months prior to, nor later than six (6) months prior to, the last day of the Initial Term. If Lessee fails to give such notice to Lessor within such time, Lessee shall be deemed to have waived the right to exercise the Extension Option.

3.3. Expansion Option. Provided that both (i) an Event of Default is not outstanding on the day on which Lessee purports to exercise the Expansion Option as hereinafter defined or prior to the first day on which the Expansion Space as hereinafter defined will be occupied, and (ii) the Lessee named herein and any Lessee Affiliates (as defined in Section 8.0(i)) are actually occupying at least 51% of the Rentable Area of the Premises as of each of said dates then, if any portion of the remaining space on the first or second floors of the Building that are contiguous to the Premises (the “Expansion Space”) becomes available for occupancy at any time during the Term as it may be extended. Lessor shall first offer to lease the Expansion Space to Lessee (the “Expansion Option”) on the terms hereinafter set forth. The Expansion Option may be exercised by the Lessee by notice thereof to Lessor, dispatched not less than fifteen (15) days after receipt of written notice from Lessor of the availability of the Expansion Space. If Lessee exercises its Expansion Option: (i) the Expansion Space shall become part of the Premises, subject to all the terms and conditions of this Agreement; (ii) Basic Rent for the Expansion Space shall be as set forth in Section 4.1; and (iii) Lessee’s Share (Taxes) and Lessee’s Share (Operating Expenses) shall be adjusted to take the rentable area of the Expansion Space into account; all effective as of the date on which Lessee dispatches its notice exercising the Expansion Option. Any work required to render the Expansion Space suitable for occupancy by Lessee shall be performed in accordance with the provisions of the Work Letter attached hereto as Exhibit E.

4.0	Rent

4.1 Rent. Lessee shall pay Lessor, without offset or deduction and without previous demand therefor, as items constituting rent (collectively, “Rent”):

(a)	Basic Rent, at the following rates, in equal monthly installments, in advance, commencing on the Commencement Date and continuing thereafter on the first day of each calendar month or portion thereof during the Term:

(i) For the Initial Term: as stated in Section 1.0 above, subject to adjustment as set forth in Section 4.3.

(ii) For each Lease Year in the Extension Term, an amount equal to the “Fair Market Rent” (as hereinafter defined) of the Premises as of the first day of the Extension Term, but in no event less than the Basic Rent payable by Lessee hereunder for the last Lease Year preceding the commencement of such Extension Term.

Basic Rent and Additional Rent (as defined below) shall be pro-rated for partial months occurring at the beginning or the end of the Term; and

(b)	All other costs, charges, or expenses which Lessee in this Lease agrees to pay, or which Lessor pays or incurs as the result of a default by Lessee hereunder, including any penalty or interest which may be added for nonpayment or late payment thereof as provided in this Lease (collectively, “Additional Rent”). Except as hereinafter set forth, all recurring payments of Additional Rent, such as payment on account of “Operating Expenses” (as hereinafter defined), shall be due and payable on the same day on which Basic Rent is due. Unless otherwise specifically provided in this Lease, all non-recurring items constituting Additional Rent shall be due and payable within ten (10) days after receipt of written demand therefor by Lessee accompanied by appropriate supporting information.

All payments shall be made to Lessor or such agent, and at such place, as Lessor shall, from time to time, in writing designate, the following being now so designated:

Meredith & Grew, Inc.

Technology Agency Account

P.O. Box D3086

Boston, MA 02201-3086

4.2 Determination of Fair Market Rent. As used in this Lease, “Fair Market Rent” means the effective fair market rent for the Premises in its “as is” condition, as of the day with respect to which such determination is being made, for a term of five (5) years. Fair Market Rent shall be based upon the rents generally in effect for similar first-class office/laboratory space in similar buildings in the Cambridge, Massachusetts area in which the Premises is located, taking into account all facts and circumstances customarily taken into account by prudent and commercial reasonable lessors and lessees, including but not limited to size and location of the Premises, lease term, condition of the Building and services provided by Lessor.

Within twenty (20) days after Lessor receives Lessee’s notice of exercise of the Extension Option, Lessor shall provide to Lessee Lessor’s good faith determination of Fair Market Rent. If Lessor and Lessee are unable to agree on the Fair Market Rent within twenty-five (25) days thereafter, then Lessee may, within ten (10) days after the expiration of such twenty-five (25) day period, elect either to withdraw its notice of exercise, in which event its rights under the Extension Option shall terminate, or to request that the Fair Market Rent be determined by appraisal. If Lessee elects the appraisal option then Lessor and Lessee shall, not later than twenty (20) days after Lessor receives Lessee’s notice electing that option, each retain a real estate professional with at least ten (10) years’ continuous experience in the business of appraising or marketing commercial real estate in the Cambridge, Massachusetts vicinity, who shall, within thirty (30) days of his or her selection, prepare a written report summarizing his or her conclusion as to Fair Market Rent. Lessor and Lessee shall simultaneously exchange such reports; provided, however. that if one party has not obtained such a report within sixty (60) days after the expiration of the twenty (20) day period during which the appraisers are to be appointed, then the determination set forth in the other party’s report shall be final and binding upon the parties. If both parties receive reports within such time and the lesser of the two determinations is within ten (10%) percent of the higher determination, then the average of these determinations shall be deemed to be the Fair Market Rent. If these determinations differ by more than ten (10%) percent, then Lessor and Lessee shall mutually select a person with the qualifications stated above (the “Final Professional”) to resolve the dispute as to Fair Market Rent. If Lessor and Lessee cannot agree upon the designation of the Final Professional within thirty (30) days of the exchange of the first valuation reports, either party may apply to the American Arbitration Association, the Greater Boston Real Estate Board, or any successor thereto for the designation of a Final Professional. Within ten (10) days of the selection of the Final Professional, Lessor and Lessee shall each submit to the Final Professional a copy of their respective real estate professional’s determination of Fair Market Rent. The Final Professional shall not perform his or her own valuation but rather shall, within thirty (30) days after such submissions, select the submission which is closest to the determination of Fair Market Rent which the Final Professional would have made acting alone. The Final Professional shall give notice of his or her selection to Lessor and Lessee and such decision shall be final and binding upon

Lessor and Lessee. Each party shall pay the fees and expenses of its real estate professional and counsel, if any, in connection with any proceeding under this paragraph, and the parties shall share equally the fees and expenses of the Final Professional.

In the event that Fair Market Rent has not been finally determined in the manner provided above as of the first day of the Extension Term, then Basic Rent shall be due and payable at the rate stated by Lessor as its good faith estimate of Fair Market Rent, and Lessor and Lessee shall make such adjustment (and payment or credit as necessary) within thirty (30) days after Fair Market Rent is finally determined.

4.3 Rent Abatement. Adjustment. Because Lessee will be converting 8,000 square feet of the Rentable Area of the Premises from warehouse space to laboratory space during the initial four to six months of the Term, Lessor has agreed to abate a portion of the Basic Rent for a period of up to four months from the Commencement Date while the work is in progress as set forth in Section 1.0. If the work is completed and Lessee occupies the additional laboratory space for business purposes prior to the end of the four month period, Basic Rent for the Premises will be increased to $60,775.58 per month, effective on the date when such space is so occupied.

5.0	Permitted Use. The Premises shall be used only for the Permitted Use and for no other use.

6.0	Taxes; Operating Expenses.

6.1 Taxes. Lessee shall pay as Additional Rent, “Lessee’s Share (Taxes)” (as defined below) of the real estate taxes, special or general assessments, water rents, rates and charges, sewer rents and other impositions and charges imposed by governmental authorities of every kind and nature whatsoever, extraordinary as well as ordinary and each and every installment thereof which shall during the Term be charged, levied, laid, assessed, imposed, become due and payable or become liens upon or for or with respect to the Land or the Building or any appurtenances or equipment owned by Lessor thereon or therein, or any part thereof, or on this Lease, and any tax based on a percentage fraction or capitalized value of the Rent (whether in lieu of or in addition to the taxes hereinbefore described) (collectively, “Taxes”). Taxes shall not include inheritance, estate, excise, succession, transfer, gift, franchise, income, gross receipt, or profit taxes except to the extent such are in lieu of or in substitution for Taxes as now imposed on the Building, the Land, the Premises or this Lease. “Lessee’s Share (Taxes)” shall be computed on the basis of a fraction whose numerator is the Rentable Area of the Premises and whose denominator is the Rentable Area of the entire Building (including the Premises) recognized by the City of Cambridge as being used for purposes which are not exempt from real estate taxation as of the date on which the assessment is made for the tax year in question, prorated for any partial tax year at the end of the Term. As of the date of this Lease, Lessee’s Share (Taxes) is as set forth in Section 1.0 above. Lessee acknowledges that Lessee’s Share (Taxes) may vary from year to year depending upon whether the use of portions of the Building or the Land changes from exempt to non-exempt uses or vice-versa.

6.2 Operating Expenses. Lessee shall pay as Additional Rent Lessee’s Share of the “Ooeratine Expenses” (as defined below) for the Land and Building incurred in any fiscal year during the Term, prorated for any partial fiscal year at the end of the Term (“Lessee’s Share (Operating Expenses)”). “Operating Expenses” shall include all commercially reasonable expenses, costs, and disbursements of every kind and nature which Lessor shall pay or become obligated to pay in connection with the ownership, operation and maintenance of the Building or the Land, including all facilities in operation on the Commencement Date and such additional facilities in subsequent years as may be determined by Lessor to be necessary or beneficial for the operation of the Building or the Land or the provision of services to lessees, including, but not limited to:

(a)	all salaries, wages, fringe benefits, payroll taxes and workmen’s compensation insurance premiums related thereto of and for employees engaged in the operation of the Building and the Land (or a reasonable allocation thereof for personnel who work in multiple buildings not above the level of property manager);

(b)	painting, repairs, maintenance and cleaning of all Common Areas;

(c)	utilities (including, without limitation, electricity, water, sewer, gas and steam) which are not separately chargeable to Lessee or other lessees, including, without limitation, lighting of exterior areas and the On Site Parking Area;

(d)	maintenance and repair of the Building heating and cooling systems, the plumbing systems, the fire detection and suppression systems, the electrical system and the elevators;

(e)	all maintenance, janitorial, and service agreements;

(f)	all insurance, including the cost of casualty and liability insurance applicable to the On Site Parking Area, the Land, the Building and Lessor’s personal property used in connection therewith.,

(g)	maintenance of landscaped areas and paved areas, and snow removal;

(h)	maintenance of the Building security system;

(i)	commercially reasonable management fees;

(j)	capital items which (i) are for the purpose of reducing Operating Expenses or upgrading services or which (ii) if adopted after the date of this Lease are at any time required by a governmental authority or the provisions of any insurance policy applicable to the Premises, the Building or the Land; together with an interest factor equal to ten percent (10%) per annum amortized over the reasonable life of the capital items on a straight line basis with the reasonable life being determined by Lessor in accordance with generally accepted accounting principles;

(k)	reasonable expenses incurred in pursuing an application for an abatement of Taxes, to the extent not deducted from the abatement, if any, received;

(l)	legal (excluding legal fees with respect to lease negotiations or disputes with other lessees), accounting and other professional fees and disbursements (excluding leasing commissions); and

(m)	services to be provided by Lessor as set forth on Exhibit “C” attached.

Notwithstanding anything contained herein to the contrary, operating expenses shall not include (i) costs billed to or paid by specific tenants; (ii) the costs of repairs or replacements resulting from insurable casualty losses or eminent domain takings to the extent of any recovery actually received by Lessor; (iii) depreciation or amortization of the property or any part thereof; (iv) replacement or contingency reserves; (v) ground lease rents or payment of any debt or equity obligations; (vi) legal or professional fees relating to leasing, financing or other services not attributable to the normal brokerage fees and commissions; (viii) promotional, advertising or public relations expenses; (ix) services provided for a particular tenant, and not tenants in general; and (x) capital expenditures, except those listed in Section 6.2(j); (xi) rents or imputed rents for on-site management office in the Building; (xii) taxes, operating costs or the cost of any work or services performed for any facility other than the Building; (xiii) the cost including increased real estate taxes and other operating expenses related to any additions to the Building after the original construction; (xiv) any fees, costs, and commissions incurred in procuring or attempting to procure other tenants including, but not necessarily limited to brokerage commissions, finders fees, attorneys fees and expenses, entertainment costs, travel expenses and advertising and production costs; (xv) any cost included in Operating Expenses representing an amount paid to a person, firm, corporation or other entity related to Lessor which is in excess of the amount which would have been paid on an arm’s-length basis in the absence of such relationship; (xvi) any costs of painting or decorating of any interior parts of the Building other than the Building’s common areas; (xvii) attorneys fees, costs and other expenditures incurred with other tenants in connection with leasing of premises in the Building, leasing disputes with tenants or occupants of the Building or with other third persons and/or claims by such tenants or occupants or third parties; (xviii) lease payments for rental equipment (other than equipment for which depreciation is properly chargeable as Operating Expenses) which would constitute a capital expenditure if the equipment were purchased; (xix) the cost of acquiring sculptures, paintings and other objects of art; or (xx) the cost of curing any violation of any law, ordinance or regulation applicable to the Building or of remeditating any environmental condition existing on the date hereof, including the removal of, or other steps taken with respect to, asbestos located in the Building, unless such condition was caused by Lessee.

“Lessee’s Share (Operating Expenses)” shall be computed on the basis of a fraction whose numerator is the Rentable Area of the Premises and whose denominator is the Rentable Area of the entire Building including the Premises. As of the date of this Lease, Lessee’s Share

(Operating Expenses) is as set forth in Paragraph I.O.

Lessor further agrees that since one of the purposes of Operating Expenses is to allow Lessor to require Lessee to pay for the costs attributable to its Premises, Lessor agrees that (i) Lessor will not collect or be entitled to collect Operating Expenses from all of its lessees in an amount which is in excess of one hundred percent (100%) of the Operating Expenses actually paid by Lessor in connection with the operation of the Building, and (ii) Lessor shall make no profit from Lessor’s collection of Operating Expenses. Lessor shall keep complete books and records regarding Operating Expenses and Taxes (“Charges”). All records shall be retained for at least three (3) years.

In the event that the average occupancy rate for the Building is less than ninety-five (95%) percent for any fiscal year, then for purposes of calculating Operating Expenses, the Operating Expenses for such fiscal year shall be increased by the additional costs and expenses that Lessor reasonably estimates would have been incurred if the average occupancy rate had been ninety-five (95%) percent for such fiscal year. It is not the intent of this provision to permit Lessor to charge Lessee for any Operating Expenses attributable to unoccupied space, or to seek reimbursement from Lessee for costs Lessor never incurred. Rather, the intent of this provision is to allow Lessor to recover only those increases in Operating Expenses properly attributable to occupied space in the Building and this provision is designed to calculate the actual cost of providing a variable operating expense service to the portions of the Building receiving such service. This “gross-up” treatment shall be applied only with respect to variable Operating Expenses arising from services provided to Common Areas or to space in the Building being occupied by lessees (which services are not provided to vacant space or may be provided only to some lessees) in order to allocate equitably such variable Operating Expenses to the lessees receiving the benefits thereof.

6.3 Payment of Operating Expenses. Within a reasonable time after the Commencement Date, and thereafter within a reasonable time after the end of each fiscal year (or portion thereof) included in the Term, Lessor shall deliver to Lessee (i) a statement of actual Operating Expenses for the fiscal year just ended, and (ii) a budget of Operating Expenses for the then-current fiscal year based on the actual Operating Expenses for the preceding year and projected increases or decreases reasonably anticipated by Lessor together with documentation in reasonable detail which evidence such Operating Expenses. Commencing on the first day of the first calendar month after the delivery to Lessee of such budget, Lessee shall pay to Lessor, as Additional Rent, on account of its share of anticipated Operating Expenses for the then-current year 1/12” of the projected Operating Expenses. Upon delivery to Lessee of the statement of actual Operating Expenses for the preceding fiscal year, Lessor shall adjust Lessee’s account accordingly. If the total amount paid by Lessee on account of the preceding fiscal year is less than the amount due hereunder, Lessee shall pay the balance due within twenty (20) days after delivery by Lessor of such statement. If the total amount paid by Lessee on account of the preceding fiscal year exceeds the amount due hereunder, such excess shall be credited by Lessor against the monthly installments of Additional Rent next falling due or refunded to Lessee upon the expiration or termination of this Lease (unless such expiration or termination is the result of an Event of Default). Lessor reserves the right to revise the budget during any fiscal year to cause it to more accurately reflect the actual Operating Expenses being paid or incurred by Lessor, and upon any such revision the parties shall make adjustments in the same time and manner as hereinafter provided for fiscal year-end adjustments. Lessor’s current fiscal year is July 1—June 30, but Lessor reserves the right to change the fiscal year at any time during the Term.

6.4 Payment of Taxes. Lessee. shall pay to Lessor as Additional Rent, within ten (10) days after receipt of each semi-annual (or quarterly if applicable) tax bill for the Land and Building, Lessee’s Share (Taxes) of the amount of Taxes shown on the tax bill in accordance with Section 6.1.

6.5 Abatement of Taxes. Lessor may at any time and from time to time make application to the appropriate governmental authority for an abatement of Taxes. If (i) such an application is successful and (ii) Lessee has made any payment in respect of Taxes pursuant to Section 6.3 for the period with respect to which the abatement was granted, Lessor shall (a) deduct from the amount of the abatement all expenses incurred by it in connection with the application, (b) pay to Lessee Lessee’s Share (Taxes) (adjusted for any period for which Lessee had made a partial payment) of the abatement, with interest, if any, paid by the governmental authority on such abatement, and (c) retain the balance, if any.

7.0	Insurance

7.1 Public Liability Insurance. Lessee shall take out and maintain in force throughout the Term (and for so long thereafter as Lessee remains in occupancy) comprehensive public liability insurance naming Lessor, Lessee, and persons claiming by, through or under them, if any, as additional named insureds against all claims and demands for any injury to persons or property which may be claimed to have occurred on the Premises, the Building the Land or on the ways adjoining the Land, in an amount which at the beginning of the Term shall not be less than $1,000,000 for personal injury or death of one person, $5,000,000 in the aggregate for personal injury or death or more than one person in a single occurrence, and $1,000,000 for property damage, or such higher amounts as Lessor thereafter reasonably determines to be consistent with sound commercial practice in Cambridge, Massachusetts. Such policy shall also include contractual liability coverage covering Lessee’s liability assumed under this Lease.

7.2 Casualty Insurance. Lessee shall take out and maintain throughout the Term a policy of fire, vandalism, malicious mischief, extended coverage and so-called all risk coverage insurance insuring all (i) “Alterationsn (as defined in paragraph (f) of Section 11.0 below) which Lessee is by this Lease either entitled to or required to remove upon the expiration or earlier termination of this Lease, and (ii) “Lessee’s Property” (as defined in paragraph (i) of Section 11.0 below) for the benefit of Lessor and Lessee, as their respective interests may appear, in an amount equal to the replacement value thereof. Lessor shall be named as an additional insured on such policy.

7.3 Certificate of insurance. The insurance required by Sections 7.1 and 7.2 above shall be placed with insurers authorized to do business in Massachusetts, with a rating of not less than “A-VIII” in the current Best’s Insurance Reports, and otherwise reasonably satisfactory to Lessor. Such insurance shall provide that it shall not be amended or canceled with respect to the additional insureds or certificate holders without thirty (30) days’ prior written notice to each of them. Lessee shall furnish to Lessor certificates of insurance for all insurance required to be maintained by Lessee under this Lease, together with evidence satisfactory to Lessor of the payment of all premiums for such policies. Lessee, at Lessor’s request, shall also deliver such certificates and evidence of payment of premiums to the holder of any mortgage affecting the Land and Building.

7.4 Lessor’s Insurance. Lessor shall take out and maintain in force throughout the Term, in a company or companies authorized to do business in Massachusetts, casualty insurance on the Building (exclusive of “Lessee’s Property” (as defined in paragraph (i) of Section 11.0 below), and all items or components of “Alterations” (as defined in paragraph (f) of Section 11.0 below) as to which Lessee is required to maintain insurance pursuant to Section 7.2 above) in an amount equal to the full replacement value of the Building (exclusive of foundations and those items set forth in the preceding parenthetical in this sentence), covering all risks of direct physical loss or damage and so-called “extended coverage” risks. This insurance may be maintained in the form of a blanket policy covering the Building as well as other properties owned by Lessor. Notwithstanding the foregoing provisions of this Section 7.4, Lessor shall have the right, at any time during the Term, to self-insure all or any portion of the coverages required by this Section.

7.5 Waiver of Subroeation. To the extent to which a waiver of subrogation clause is available, Lessor and Lessee shall obtain a provision in all insurance policies carried by such party covering the Premises, including but not limited to contents, fire and casualty insurance, expressly waiving any right on the part of the insurer against the other party. If extra cost is chargeable for such provision, then Lessee shall pay such extra charge. Notwithstanding the foregoing, with respect to such portion of the Term during which Lessor elects to self-insure under Section 7.4 above, then for purposes of this Section 7.5, Lessor shall be deemed to have maintained fire and all-risk coverage in an amount equal to one hundred (100%) percent of the replacement value of the Building (subject to the exceptions and exclusions set forth in Section 7.4 above) with a waiver of subrogation clause contained therein.

7.6. Waiver of Rights. All claims, causes of action and rights of recovery for any damage to or destruction of persons, property or business which shall occur on or about the Premises, the Building or the Land. which result from any of the perils insured under any and all policies of insurance maintained by Lessor or Lessee, are waived by each party as against the other party, and the officers, directors, employees, contractors, servants and agents thereof, regardless of cause, including the negligence of the other party and its respective officers, directors, employees, contractors, servants and agents, but only to the extent of recovery, if any, under such policy or policies of insurance; provided, however, that (i) this waiver shall be null and void to the extent that any such insurance shall be invalidated by reason of this waiver, and (ii) with respect to such portion of the Term during which Lessor elects to self-insure under Section 7.4 above, then for purposes of this Section 7.6, Lessor shall be deemed to have maintained fire and all-risk coverage in an amount equal to the full insurable value of the Building.

8.0	Assignment and Subletting

(a)	Lessee shall not mortgage, pledge, hypothecate, grant a security interest in, or otherwise encumber this Lease or any sublease hereinafter entered into by Lessee, or assign this Lease, or sublease the Premises or any portion thereof (the term “sublease” shall be deemed to include any arrangement pursuant to which a third patty is permitted by Lessee to occupy all or any portion of the Premises, except as otherwise provided in paragraph (i) below), without obtaining, on each occasion, the prior written consent of Lessor, which consent shall not be unreasonably withheld or delayed.

(b)	If Lessee wishes to assign this Lease or sublease all or any portion of the Premises, Lessee shall so notify Lessor in writing and request Lessor’s consent thereto. Such notice shall include (i) the name of the proposed assignee or sublessee, (ii) a general description of the types of business conducted by the proposed assignee or sublessee and a reasonably detailed description of the business operations proposed to be conducted in the Premises by such person or entity, (iii) such financial information concerning the proposed assignee or sublessee as Lessor may reasonably require, and (iv) all terms and provisions upon which such assignment or sublease is proposed to be made, including a copy of the assignment or sublease agreement which Lessee proposes to execute.

(c)	If Lessor consents to an assignment or sublease: (i) Lessee shall promptly deliver to Lessor a fully executed copy of said assignment or sublease, which shall be in the form previously submitted to Lessor for review; (ii) after any such assignment or sublease, Lessee shall remain primarily liable to Lessor hereunder (which liability shall be joint and several with the assignee or sublessee); and (iii) if the aggregate rent and other amounts payable to Lessee under or in connection with a sublease, after deduction of the wsts reasonably incurred by Lessee in entering into such sublease (including, without limitation, reasonable attorneys’ fees and expenses and brokerage commissions amortized on a straight line basis over the term of the sublease and alteration costs amortized on a straight line basis over a term of five (5) years) exceeds the Rent payable hereunder with respect to the portion of the Premises subject to such sublease, Lessee shall pay to Lessor, as Additional Rent, one-half (1/2) of such excess immediately upon receipt thereof by Lessee. In the event Lessee shall assign its rights under this Lease, Lessee shall pay to Lessor as Additional Rent, one half (1/2) of any net profit realized by Lessee as the result of such assignment after deduction of the costs reasonably incurred by Lessee in entering into such assignment (including without limitation, reasonable attorneys’ fees and expenses and brokerage commissions amortized on a straight line basis over the remaining term of the Lease and alteration costs amortized on a straight line basis over a term of five (5) years.

(d)	If Lessor reasonably withholds its consent to such assignment or sublease, Lessee shall not enter into the proposed assignment or sublease with such person or entity.

(e)	If Lessor elects, it shall have the right to consider Lessee’s request for Lessor’s consent to any assignment of the Lease, or a request for Lessor’s consent to a sublease which (i) has a proposed term (including extension options) of one year or more, and (ii) together with any existing subleases would cause more than fifty (50%) percent of the Rentable Area of the Premises to be occupied by lessees other than the Lessee and any Lessee Affiliates (as defined in paragraph (i) below), as an offer to Lessor to release from this Lease the portion of the Premises which is proposed to be the subject of such sublease as well as all other space occupied by tenants other than the Lessee and any Lessee Affiliates (but subject to such prior sublease agreements) or, in the case of a proposed assignment of this Lease, the entire Premises for the remainder of the term of this Lease. If Lessor accepts such offer, then (i) in the case of a proposed sublease, this Lease shall be deemed to be amended as of the proposed effective date of such sublease so as to delete from the Premises all space proposed to be or presently occupied by lessees other than the Lessee and any Lessee Affiliates (with a commensurate adjustment in Rent and Lessee’s Share (Taxes) and Lessee’s Share (Operating Expenses)) for the proposed term of sublease, or (ii) in the case of a proposed assignment, this Lease shall terminate as of the proposed effective date of such assignment as if such date was the last day of the Term. Notwithstanding the foregoing, if Lessor elects to recapture, Lessee shall have the option to rescind its proposal to assign or sublet this Lease, such option to be exercised within fifteen (15) days after its receipt of Lessor’s notice of recapture.

(f)	Regardless of whether Lessor grants such consent, Lessee shall reimburse Lessor on demand, as Additional Rent, for all out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) reasonably incurred by Lessor in responding to a request for such consent that will not exceed $1,500. in any one instance.

(g)	Lessee shall not be entitled to enter into any assignment or sublease, or to request Lessor’s consent thereto, during the continuance of a default hereunder by Lessee.

(h)	Any assignment or sublease entered into pursuant to this Section 8.0 shall be subject to all of the terms and provisions of this Lease, including without limitation this Section 8.0. If Lessee enters into any such assignment or sublease, Lessor may, at any time and from time to time after the occurrence of an Event of Default hereunder, collect rent from such assignee or sublessee, and apply the net amount collected against Lessee’s obligations hereunder, but no such assignment or sublease or collection shall be deemed an acceptance by Lessor of such assignee or sublessee as a lessee hereunder or as a release of the original named Lessee hereunder.

(i)	In the event that Lessee desires to assign this Lease or to sublease the Premises (or any portion thereof) to any corporation, partnership, association or other business organization directly or indirectly controlling or controlled by Lessee or under common control with Lessee, or to any successor by merger, consolidation or purchase of all or substantially all of the assets of Lessee ( each a “Lessee Affiliate”), Lessee shall give at least twenty (20) days’ prior written notice thereof to Lessor (unless Lessee is prohibited by applicable laws, codes, rules or regulations, or by the terms of the operative merger agreement or purchase and sale agreement from providing notice to Lessor at such time, in which event such notice shall be provided to Lessor as soon as Lessee is no longer subject to such prohibition). No consent of Lessor shall be required for any such assignment or sublease. Any assignee or sublessee which claims an interest in this Lease pursuant to a transfer of the type described in this paragraph (i) shall be bound by all of the terms and conditions of this Lease. For the purpose of this Lease, the sale of Lessee’s capital stock through any public exchange shall not be deemed an assignment or sublease of the Lease or of the Premises.

(j)	Notwithstanding anything contained in this Lease, Lessee shall not, either voluntarily or by operation of law, make any transfer of this Lease or the Premises (or any portion thereof) which results in Lessee (or anyone claiming by, through or under Lessee) collecting in connection with the Premises any rental or other charge based on the net income or on the profits of any person so as to render any part of the Rent due hereunder “unrelated business taxable income” of Lessor as described in Section 512 of the Internal Revenue Code of 1986, as amended, and any such transfer shall be void ab initio.

9.0	Parking. Lessee shall have the right, without additional payment of Basic Rent, to occupy the parking spaces located on the Land on the south side of the Building as shown on Exhibit A (the “On Site Parking Area”). Lessee’s Share (Taxes) and Lessee’s Share (Operating Expenses) with respect to the On Site Parking Area shall be 100%. In addition, Lessee shall have the right to contract for up to 15 additional parking spaces on Lessor’s parking area located at 128 Sidney Skeet or at a similar parking area within 500 feet of 128 Sidney Skeet (the “Off Site Parking Area”) at fair market rent which is currently $135 per space per month.

10.0	Late Payment of Rent. Lessee agrees that in the event that any payment of Basic Rent or Additional Rent shall remain unpaid at the close of business on the tenth business day after the same is due and payable hereunder (without reliance on any applicable grace period), there shall become due to Lessor from Lessee, as Additional Rent, as compensation for Lessor’s extra administrative costs in investigating the circumstances of late Rent, a late charge of two (2%) percent of the amount overdue per calendar month (or portion thereof) during which such amount remains outstanding. The assessment or collection of such a charge shall not be deemed to be a waiver by Lessor of any default by Lessee arising out of such failure to pay Rent when due.

11.0	Covenants.

11.1 Lessee’s Covenants. Lessee covenants, at its sole wst and expense, during the Term and such further time as Lessee occupies any part of the Premises:

(a)	to pay when due the Basic Rent and all Additional Rent, and, if separately metered at any time during the Term, all charges for electricity and other utilities;

(b)	damage by fire or casualty and reasonable wear and tear only excepted, to keep the Premises (including window and entry glass) in as good order, repair and condition as the same are in at the commencement of the Term, or may be put in thereafter, Lessee acknowledging that, to the best of its knowledge, as of the date of this Lease the Premises are in good and satisfactory order, repair and condition;

(c)	not to injure, overload or deface the Premises or the Building, nor to suffer or commit any waste therein, nor to place a load upon any floor which exceeds the floor load which the floor was designed to carry; presently 150 pounds per square foot for the first floor and 50 pounds per square foot for the second floor (which may be subject to change from time to time), nor to connect any equipment or apparatus to any Building system (e.g., electrical, plumbing, mechanical) which exceeds the capacity of such system, nor to permit on the Premises any auction sale or any nuisance or the emission therefrom of any objectionable vibration, noise, or odor, nor to permit the use of the Premises for any purpose other than the Permitted Use, nor any use thereof which is improper, offensive, or contrary to any laws, ordinances, codes, rules and regulations, or the provisions of any license, permit or other governmental consent required for or applicable now or at any time during the Term to the Land, the Building, the Premises or Lessee’s use thereof (collectively, “Legal Requirements”), or which is liable to invalidate or increase the premiums for any insurance on the Building or its contents, or liable to render necessary any alterations or additions to the Building;

(d)	not to obstruct in any manner any portion of the Building not hereby leased, or the sidewalks or approaches to the Building, or any Common Areas, and to conform to all reasonable rules and regulations now or hereafter made by Lessor for the care and use of the Building, its facilities and approaches;

(e)	to comply with all Legal Requirements and all recommendations of Lessor’s fire insurance rating organization now or hereafter in effect, to keep the Premises equipped with all safety appliances, and to procure (and maintain in full force and effect) all licenses and permits required by any Legal Requirement or by the provisions of any applicable insurance policy because of the use made of the Premises by Lessee without hereby intending to vary the Permitted Use), and, if requested by Lessor, to make all repairs, alterations, replacements or additions so required in and to the Premises;

(f)	not, without on each occasion obtaining the prior written consent of Lessor, which consent shall not be unreasonably withheld (but which consent shall not be required for alterations costing less than $10,000 in each instance and which do not affect the exterior appearance of the Building or involve any structural alterations or connection to a Building system, provided that Lessee promptly notifies Lessor of such alterations), to make any alterations, renovations, improvements and/or additions to the Premises (collectively, “Alterations”), or to permit the making of any holes in any part of the Building or the painting or placing of any signs, antennae, awnings, or the like, visible from outside of the Premises. Prior to commencing any alterations, Lessee shall: secure all necessary licenses, permits and other governmental consents and approvals; obtain the written approval of Lessor as to the plans and specifications for such work; obtain the written approval of Lessor as to the general contractor (or as to each trade contractor if there is no general contractor); cause each contractor and subcontractor to carry workmen’s compensation insurance in statutory amounts covering all of the contractor’s and subcontractor’s employees; and cause each general contractor (or each trade contractor if there is no general contractor) and subcontractor to carry comprehensive public liability insurance in amounts reasonably satisfactory to Lessor (such insurance to be written by companies reasonably satisfactory to Lessor and insuring Lessee and Lessor as well as the contractors and subcontractors). Lessee shall reimburse Lessor, promptly upon demand therefor, for all out-of-pocket costs and expenses reasonably incurred by Lessor in reviewing any plans, drawings and specifications submitted by Lessee pursuant to this paragraph (f) for alterations (but not for Lessee’s Work as defined in the Work Letter) which reimbursement shall not exceed $1,500 and shall be due and payable as Additional Rent. Lessor shall renew Lessee’s plans and specifications (including revisions) and notify Lessee of any required modifications within ten (10) days after receipt thereof. All Alterations (other than Lessee’s removable personal property and trade fixtures) shall remain part of the Premises and shall not be removed upon the expiration or earlier termination of the Term except for those items which Lessor designates for removal in a notice given to Lessee at the time that Lessee requests Lessor’s approval of such Alteration. Lessee shall not cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Land, the Building or Premises, and shall discharge or bond any such liens which may be so filed or recorded within fifteen (15) days after the filing or recording thereof. All such work shall be performed in a good and workman like manner and in compliance with all Legal Requirements and the provisions of all applicable insurance policies. Lessee shall indemnify and hold Lessor harmless from and against any and all suits, demands, causes of action, claims, losses, debts, liabilities, damages, penalties or judgments, including, without limitation, reasonable attorneys’ fees, arising from injury to any person or property occasioned by or growing out of such work (such indemnity shall survive the expiration or termination of this Lease);

(g)	to save Lessor harmless and indemnified from any loss, cost and expense (including, without limitation, reasonable attorneys’ fees) arising out of or relating to (i) a claim of injury to any person or damage to any property while on the Premises, if not due to the negligence or willful misconduct of Lessor or its officers, agents, employees, servants or contractors, or the breach of Lessor’s obligations under this Lease; or (ii) a claim of injury to any person or damage to any property anywhere alleged to be occasioned by any omission, neglect or default of Lessee or of anyone claiming by, through, or under Lessee, or any officer, agent, employee, servant, contractor, or invitee of any of the foregoing. Lessor agrees to indemnify and hold harmless Lessee from and against all loss, cost and expense (including, without limitation, reasonable attorneys’ fees) arising out of or relating to a claim for personal injury or property damage resulting from the negligence or willful misconduct of Lessor or its officers, agents, employees, servants or contractors, or from the breach of Lessors obligations under this Lease. The provisions of this clause (g) shall survive the expiration or termination of this Lease;

(h)	to permit Lessor and Lessor’s agents to examine the Premises at reasonable times (provided 24 hours’ notice is given to Lessee, except in case of emergency), and if Lessor shall so elect (without hereby imposing any obligation on Lessor to do so), to permit Lessor to make any repairs or additions Lessor may deem necessary; to permit Lessor at Lessee’s expense to remove any Alterations, signs, antennae, awnings, flagpoles, or the like not consented to in writing upon twenty (20) days prior written notice to Lessee; to permit Lessor to show the Premises to prospective purchasers, mortgagees and Lessees and, during the last nine (9) months of the Term, to keep affixed to any suitable part of the Premises appropriate notices for letting or selling,

(i)	that all equipment, furniture, furnishings and trade fixtures (other than benches and fume hoods that are not to be removed upon the expiration or earlier termination of this Lease as identified in paragraph (k) below) and property of every kind of Lessee and of all persons claiming by, through or under Lessee which may be on the Premises from time to time (collectively, “Lessee’s Property”) shall remain the property of Lessee and shall be at the sole risk of Lessee, and Lessor shall not be liable if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, or by theft or from any other cause unless caused by the negligence or willful misconduct of Lessor,

(j)	to pay promptly when due, all taxes of any kind levied, imposed or assessed on Lessee’s Property, which taxes shall be the sole obligation of Lessee, whether the same is assessed to Lessee or to any other person and whether the property on which such tax is levied, imposed or assessed shall be considered part of the Premises or personal property;

(k)

by the end of business on the last day of the Term (or the effective date of any earlier termination of this Lease as herein provided), to remove (i) all of Lessee’s Property; (ii) and all Alterations designated for removal as provided in clause (f) above, in each case whether the same be permanently affixed to the Premises or not, and to repair any damage caused by any such removal to Lessor’s reasonable satisfaction; and (iii)

to remove the contents of all neutralization tanks installed by Lessee in the Premises; and peaceably to yield up the Premises clean and in good order, repair and condition (reasonable wear and tear, and damage by fire or other casualty or taking only excepted) leaving in place all items of property affixed to the Premises except for items that Lessor has expressly approved for removal in writing; and to deliver the keys to the Premises to Lessor. All benches and fume hoods whether affixed to the Premises or not shall become property of Lessor and shall remain on the Premises. The items described in the foregoing clauses (i), (ii) and (iii) are sometimes referred to, collectively, as “Lessee’s Removal Items”). Any of Lessee’s Removal Items which are not removed by such date shall be deemed abandoned and may be removed and disposed of by Lessor in such manner as Lessor may determine, and Lessee shall pay to Lessor on demand, as Additional Rent, the entire cost of such removal and disposition, together with the costs and expenses incurred by Lessor in making any incidental repairs and replacements to the Premises necessitated by Lessee’s failure to remove any of Lessee’s Removal Items, or by any other failure of Lessee to comply with the terms of this Lease. Lessee shall further indemnify and hold Lessor harmless from and against any and all suits, demands, causes of action, claims, losses, debts, liabilities, damages, penalties or judgments, including, without limitation, reasonable attomeys’ fees, resulting from Lessee’s failure or delay in surrendering the Premises as above provided (such indemnity to survive the expiration or termination of this Lease);

(l)	to pay Lessor’s reasonable expenses, including reasonable attomeys’ fees, incurred in enforcing any obligations of Lessee under this Lease;

(m)

not to generate, store or use any “Hazardous Materials” (as hereinafter defined) in or on the Premises or elsewhere in the Building or on the Land (except those identified in writing to Lessor from time to time, and then only in compliance with any and all applicable Legal Requirements), or dispose of Hazardous Materials from the Premises to any other location, except a properly approved disposal facility and then only in compliance with any and all Legal Requirements regulating such activity, nor permit any occupant of the Premises to do so. Lessee agrees to provide to Lessor copies of all disclosures made to governmental authorities regarding the presence of Hazardous Materials on the Premises. As used in this Lease, “Hazardous Materials* means and includes any chemical, substance, waste, material, gas or emission which is radioactive or deemed hazardous, toxic, a pollutant, or a contaminant under any statute, ordinance, by-law, rule, regulation, executive order or other administrative order, judgment, decree, injunction or other judicial order of or by any governmental authority, now or hereafter in effect, relating to pollution or protection of human health or the environment. By way of illustration, and not limitation, “Hazardous Materials” includes “oil”, “hazardous materials”, “hazardous waste”, and “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., as amended, the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6902 et seq., as amended, and the Toxic Substances Control Act, 15 U.S.C.

8601 et seq., as amended, the regulations promulgated thereunder, and Massachusetts General Laws, Chapter 21C and Chapter 21E and the regulations promulgated thereunder. If any lender or governmental authority requires testing to determine whether there has been any release of Hazardous Materials and such testing is required as a result of the acts or omissions of Lessee, then Lessee shall reimburse Lessor upon demand, as Additional Rent, for the reasonable costs thereof. Lessee shall execute affidavits, certifications and the like, as may be reasonably requested by Lessor from time to time concerning Lessee’s best knowledge and belief concerning the presence of Hazardous Materials in or on the Premises, the Building or the Land. Lessor reserves the right to enter the Premises at reasonable times (provided twenty-four (24) hours’ notice is given to Lessee, except in case of emergency) to inspect the same for Hazardous Materials. Lessee shall indemnify, defend, and hold harmless Lessor, and the holder of any mortgage on the Building or the Land, from and against any claim, cost, expense, liability, obligation or damage, including, without limitation, attorneys’ fees and the cost of litigation, arising from or relating to the breach by Lessee or anyone claiming by, through or under Lessee of the provisions of this clause (m), and shall immediately discharge or cause to be discharged any lien imposed upon the Building or the Land in connection with any such claim. The provisions of this clause (m) shall survive the expiration or termination of this Lease;

(n)	not to permit any officer, agent, employee, servant, contractor or visitor of Lessee, or of anyone claiming by, through or under Lessee, to violate any covenant or obligation of Lessee hereunder,

(o)	to provide and pay for the services outlined in Exhibit D attached hereto; and

(p)	to remove all radioactive materials from the Premises or any portion thereof prior to vacating such space during or at the end of the Term in compliance with all Legal Requirements including any applicable “close out” procedures of the Nuclear Regulatory Commission or other federal, state or local governmental authorities having jurisdiction over radioactive materials.

11.2. Lessor’s Covenant. Lessor covenants that all of the service systems for which it is responsible as set forth on Exhibit C will be in good working order on the Commencement Date.

12.0	Lessee’s Work. Upon commencement of the Lease, Lessee shall convert approximately 8,000 square feet of existing warehouse space to laboratory space in accordance with the Work Letter attached hereto as Exhibit E (the “Work Letter”).

13.0	Casualty and Eminent Domain

(a)

In the event that the entire Premises, the Building or the On Site Parking Area, or any substantial part thereof, shall be taken by any exercise of the right of eminent domain or shall receive any direct or consequential or substantial damages for which Lessor or Lessee or either of them shall be entitled to compensation by reason of anything lawfully done in pursuance of any public or other authority during the Term, then this Lease shall terminate at the election of Lessor, which election may be made notwithstanding Lessor’s entire interest may have been divested. If such taking or damage substantially reduces the floor space of the Premises so as to render the Premises unusable for the Permitted Use after such taking in Lessee’s reasonable judgment, Lessee shall have the right, effective when its possession is disturbed, to terminate this Lease by notice in writing to Lessor delivered within thirty (30) days of the first day on which Lessee’s possession is so disturbed. Lessor reserves and excepts all rights to damage to the Premises and Building and the leasehold hereby created, now accrued or hereafter accruing by reason of any exercise of eminent domain, or by reason of anything lawfully done in pursuance of any public or other authority and by way of confirmation, Lessee grants to Lessor all of Lessee’s rights to such damages and covenants to execute and deliver such further instruments of assignment thereof as Lessor may from time to time request. Lessee shall be entitled to any separate award made to Lessee for Lessee’s expenses.

(b)	If the Building or any part thereof shall be damaged by fire or other casualty to the extent that substantial alteration or reconstruction of the Building shall, in Lessor’s sole opinion, be required (whether or not the Premises shall have been damaged) or if as a result any mortgagee of the Building requires that insurance proceeds payable in connection with such casualty be used to retire the mortgage debt, Lessor may, at its option, terminate this Lease by notifying Lessee in writing of such termination within thirty (30) days after the date of such damage, in which event this Lease shall terminate on the date set forth in such notice, and Lessor shall allow Lessee a fair diminution of Rent from and after the date of such damage to the date of such termination of this Lease to the extent the Premises are unusable for the permitted uses hereunder.

(c)	If the Premises shall be substantially damaged by fire or other casualty such that Lessee reasonably determines that the Premises are unusable for the Permitted Use, then Lessee may terminate this Lease as of the date of the occurrence of such damage by written notice thereof to Lessor within 30 days after the date of such damage, in which event this Lease shall terminate on the date set forth in such notice, and Lessor shall allow Lessee a fair diminution of Rent from and after the date of such damage to the date of such termination of this Lease to the extent the Premises are unusable for the permitted uses hereunder.

(d)

In the case of damage to or taking of any portion of the Premises or any portion of the Building, if this Lease is not terminated as a result thereof, Lessor shall diligently act to restore the Building and the Premises (exclusive of (i) all items or components of Alterations which Lessee is by this Lease either entitled to or required to remove upon the expiration or earlier termination of this Lease and (ii) Lessee’s property) or, in case of taking, what remains thereof, to substantially the condition in which they existed prior to the occurrence of such taking or casualty, provided, however, that: (i) in no event shall Lessor be required to spend in connection with restoring the Premises more than the amount of insurance proceeds or taking award actually received and allocable thereto (except that this limitation with respect to insurance proceeds shall not apply to casualties occurring during such time as Lessor self-insures pursuant to Section 7.4 above); (ii) Lessor shall not be required to restore any Alterations which Lessee is by this Lease either entitled to or required to remove upon the expiration or earlier termination of this Lease; (iii) Lessor shall not be required to restore or replace any of Lessee’s Property; and (iv) promptly upon completion of such work by Lessor, Lessee shall diligently act to restore and/or replace all of Lessee’s Work and to restore or replace all of Lessee’s Property, to substantially the same condition they were in prior to the occurrence of such taking or casualty. In the event that Lessor fails to substantially complete such restoration within six (6) months of the occurrence of such taking or casualty, Lessee shall have the option to terminate this Lease by giving written notice to Lessor within forty-five (45) days after the expiration of such 6-month period; provided, however, that if Lessor substantially completes such restoration within such 45-day period then Lessee’s termination notice shall be deemed of no force or effect and this Lease shall continue in full force and effect.

(e)	Lessor shall not be liable for any inconvenience or annoyance to Lessee or injury to the business of Lessee resulting in any way from such taking or damage or the repair thereof, provided that Lessor uses reasonable efforts to minimize inconvenience and disruption to Lessee during such repair or restoration, except that (i) Lessor shall allow Lessee a fair diminution of Rent during the time and to the extent the Premises are unusable for the Permitted Use, and (ii) in the event of a partial taking, a just proportion of Rent, similarly determined, shall be abated for the remainder of the Term.

14.0	Defaults: Remedies

14.1 Defaults: Events of Default. The following shall, if any requirement for notice or lapse of time or both has not been met, constitute defaults hereunder, and, if such conditions have been met, constitute “Events of Default” hereunder.

(a)	The failure of Lessee to perform or observe any of Lessee’s covenants or agreements hereunder concerning the payment of money for a period of ten (10) days after written notice thereof, provided, however, that Lessee shall not be entitled to such notice if Lessor has given notice to Lessee of one or more previous such failures within a twelve-month period, in which event such failure shall constitute an Event of Default hereunder upon the expiration of ten (10) days after such payment was due;

(b)	The failure of Lessee, without the necessity of any notice from Lessor to Lessee, either (i) to maintain the insurance required hereunder in full force and effect, or (ii) to deliver an estoppel certificate to Lessor within the time provided in Section 21.0 below);

(c)	The execution by Lessee of any assignment, sublease or other agreement without the prior written approval of Lessor as required by Section 8.0;

(d)	The failure of Lessee to perform or observe any of Lessee’s other covenants or agreements hereunder for a period of thirty (30) days after written notice thereof (provided that, in the case of defaults not curable in thirty (30) days through the exercise of reasonable diligence, such 30-day period shall be extended so long as Lessee commences cure within such 30-day period and thereafter prosecutes such cure to completion with reasonable diligence, but such extended cure period shall not in any event exceed ninety (90) days after Lessor’s initial notice to Lessee); and

(e)	if the leasehold hereby created shall be taken on execution, or by other process of law, or if any assignment shall be made of Lessee’s property for the benefit of creditors, or if a receiver, guardian, conservator, trustee in bankruptcy or similar officer shall be appointed to take charge of all or any part of Lessee’s assets by a court of competent jurisdiction; or if a petition is filed by Lessee under any bankruptcy or insolvency law; or if a petition is filed against Lessee under any bankruptcy or insolvency law and the same shall not be dismissed within sixty (60) days from the date upon which it is filed, or a lien or other involuntary encumbrance is filed against Lessee’s leasehold (or against the Premises, the Building or the Land based on a claim against Lessee) and is not discharged or bonded within thirty (30) days after the filing thereof.

14.2 Termination. If an Event of Default shall occur, Lessor may, at its option, immediately or any time thereafter and without demand or notice, enter upon the Premises or any part thereof in the name of the whole and repossess the same as of Lessor’s former estate and dispossess Lessee and those claiming through or under Lessee and remove their effects, forcibly if necessary, without being deemed guilty of any manner of trespass and without prejudice to any remedies which might otherwise be used for arrears of rent or preceding breach of covenant, and upon such entry this Lease shall terminate. In lieu of making such entry, Lessor may terminate this Lease upon three (3) business days’ prior written notice to Lessee. Upon any termination of this Lease as the result of an Event of Default, Lessee shall quit and peacefully surrender the Premises to Lessor.

14.3 Survival of Covenants: Remedies.

(a)	No such termination of this Lease shall relieve Lessee of its liability and obligations under this Lease and such liability and obligations shall survive any such termination. Lessee shall indemnify and hold Lessor harmless from all loss, cost, expense, damage or liability arising out of or in connection with such termination. Lessor shall use reasonable efforts to mitigate its damages.

(b)	In the event of any such termination Lessee shall pay to Lessor the Rent up to the time of such termination. Lessee shall remain liable for, and shall pay on the days originally fixed for such payment hereunder, the full amount of all Basic Rent and Additional Rent as if this Lease had not been terminated, provided, however, if Lessor relets the Premises, there shall be credited against such obligation the amount actually received by Lessor each month from such lessee after first deducting all costs and expenses incurred by Lessor in connection with releting the Premises.

(c)	At the option of Lessor at any time after such termination, in lieu of damages pursuant to paragraph (b) above, Lessee shall pay to Lessor, on demand, as and for liquidated and agreed damages for Lessee’s default, the amount by which:

(i)	the aggregate Rent which would have been payable under this Lease by Lessee from the date of such termination until what would have been the last day of the Term but for such termination, exceeds

(ii)	the fair and reasonable rental value of the Premises for the same period, less Lessor’s reasonable estimate of expenses to be incurred in connection with releting the Premises, including, without limitation, all repossession costs, brokerage commissions, legal expenses, reasonable attorneys’ fees, alteration costs, and expenses of preparation for such releting.

There shall be credited against Lessee’s obligation under this paragraph (c) all amounts actually received by Lessor from Lessee pursuant to paragraph (b) above or actually received by Lessor from releting the Premises.

(d)	If the Premises or any part thereof are relet by Lessor in an arm’s length transaction to an unrelated third party for the period prior to what would have been the last day of the Term but for such termination, or any portion thereof, the amount of rent reserved upon such releting shall be, prima facie, the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the releting.

(e)	Nothing herein contained shall limit or prejudice the right of Lessor to prove and obtain as liquidated damages by reason of such termination, an mount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of the difference referred to above.

14.4 Right to Relet. At any time or from time to time after any such termination, Lessor shall use reasonable efforts to relet the Premises or any part thereof for such a term (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions (which may include concessions or free rent) as Lessor, in its reasonable discretion, may determine, and may collect and receive the rents therefor. Lessor shall in no way be responsible or liable for any failure to relet the Premises or any part thereof, or for any failure to collect any rent due upon any such releting.

14.5 Right to Eauitable Relief. In the event there shall occur a default or threatened default hereunder, Lessor shall be entitled to enjoin such default or threatened default and shall have the right to invoke any right and remedy allowed at law or in equity or by statute or otherwise as though re-entry and other remedies were not provided for in this Lease.

14.6 Performance by Lessor. In the event of a default by Lessee hereunder which continues beyond the expiration of the applicable grace period, Lessor shall have the right to perform such defaulted obligation of Lessee, including the right to enter upon the Premises to do so. Lessor shall, as a courtesy only, notify Lessee of its intention to perform such obligation. In the event of a default by Lessee hereunder which has not yet continued beyond the expiration of the applicable grace period but which Lessor determines constitutes an emergency threatening imminent injury to persons or damage to property, Lessor shall have the right to perform such defaulted obligation of Lessee (including the right to enter upon the Premises to do so) after giving Lessee such notice (if any) as is reasonable under the circumstances. In either event, the aggregate of (i) all sums so paid by Lessor, (ii) interest (at the rate of 1-112% per month or the highest rate permitted by law, whichever is less) on such sum, and (iii) all necessary incidental costs and expenses in connection with the performance of any such act by Lessor, shall be deemed to be Additional Rent under this Lease and shall be payable to Lessor immediately upon demand. Lessor may exercise its rights under this Section 14.6 without waiving any other of its rights or releasing Lessee from any of its obligations under this Lease.

14.7 Further Remedies. Nothing in this Lease contained shall require Lessor to elect any remedy for a default or Event of Default by Lessee hereunder, and all rights herein provided shall be cumulative with one another and with any other rights and remedies which Lessor may have at law or in equity in the case of such a default or Event of Default.

15.0	Real Estate Broker. Lessor and Lessee each represent to the other that they have dealt with no broker in connection with this Lease other than Richards Bany Joyce and Partners (the “Broker”). Lessor shall pay a fee to Richards Barry Joyce and Partners in the amount of $98,555.00, one half of which will be paid on the Commencement Date and the balance of which will be paid when the Lessee actually occupies the Premises. Lessee agrees to indemnify and hold Lessor harmless form and against any claims for commissions or fees by any person other than the Broker by reason of any act of Lessee or its representatives. Lessor agrees to indemnify and hold Lessee harmless from and against any claims for commissions or fees by any person other than Broker by reason of any act of Lessor or its representatives.

16.0	Notices. All notices, demands, or other communications hereunder shall or may be given either to Lessor or to Lessee, the same shall be in writing and shall be sent by hand delivery, or by registered or certified mail, postage prepaid, or by Federal Express or other similar overnight delivery service:

Lessor:	Massachusetts Institute of Technology
238 Main Street - Suite 200
Cambridge, Massachusetts 02142
Attention: Steven C. Marsh, Managing
Director, Real Estate

with a copy to:	Meredith & Grew, Inc.
238 Main Street
Cambridge, Massachusetts 02142
Attention: John Sullivan

and to:	Stuart T. Freeland
Rackemann, Sawyer & Brewster
One Financial Center
Boston, Massachusetts 02111

Lessee:	Centagenetrix, Inc.
12 Emily Street
Cambridge, MA 02139
Attn: President

with a copy to:	Mintz Levin Cohen Ferris Glovsky & Popeo PC
One Financial Center
Boston, MA 02111
Attn: Stuart A. Offner, Esq.

Any notice, demand or other communication shall be effective upon receipt by or tender for delivery to the intended recipient thereof.

17.0	No Waivers Failure of Lessor to complain of any act or omission on the part of Lessee, no matter how long the same may continue, shall not be deemed to be a waiver by Lessor of any of its rights hereunder. No waiver by Lessor at any time, expressed or implied, of any breach of any provision of this Lease shall be deemed a waiver of a breach of any other provision of this Lease or a consent to any subsequent breach of the same or any other provision. No acceptance by Lessor of any partial payment shall constitute an accord or satisfaction but shall only be deemed a partial payment on account; nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Lessor may accept such check or payment without prejudice to Lessor’s right to recover the balance of such installment or pursue any other remedy available to Lessor in this Lease or at law or in equity.

18.0	Services Provided by Lessor Lessor shall furnish the services described on Exhibit C attached hereto, the cost of which shall be included in Operating Expenses. Lessor shall not be liable in damages, nor in default hereunder, for any failure or delay in furnishing any service rendered customarily to the Premises or Building or agreed to by the terms of this Lease, due to any accident, to the making of repairs, alterations or improvements, or to the occurrence of an event of “Force Majeure” as defined in Section 23 below, or to any act or default of Lessee hereunder. No such failure shall be held or pleaded as an eviction or disturbance in any manner whatsoever of Lessee’s possession or give Lessee any right to terminate this Lease or give rise to any claim for set-off or any abatement of Rent or of any of Lessee’s obligations under this Lease.

19.0	Quiet Enjoyment; Ground Leases; Mortgages

19.1 Quiet Enjoyment. Lessor covenants that, provided that an Event of Default has not occurred and is not then continuing, Lessee shall quietly have and enjoy the Premises during the Term, without hindrance or molestation from any person lawfully claiming by, through or under Lessor.

19.2 Rights of Ground Lessors and Mortgagees. No act or failure to act on the part of Lessor which would entitle Lessee under the terms of this Lease, or by law, to be relieved of Lessee’s obligations hereunder or to terminate this Lease, shall result in a release or termination of such obligations or a termination of this Lease unless (i) Lessee shall have first given written notice to Lessor’s ground lessors and mortgagees of record whose names and addresses have been timely supplied to Lessee by Lessor of the act or failure to act on the part of Lessor which Lessee claims as the basis of Lessee’s rights; and (ii) such ground lessors and mortgagees, after receipt of such notice, have failed or refused to correct or cure the condition within a reasonable time thereafter, but nothing in this Lease shall be deemed to impose any obligation on any such ground lessor or mortgagee to correct or cure any such condition. No ground lessor shall be liable for the failure to perform any of the obligations of Lessor hereunder unless and until such ground lessor terminates its ground lease and takes possession of the Premises, nor shall any mortgagee be liable for the failure to perform any of the obligations of Lessor hereunder unless and until such mortgagee enters upon and takes possession of the Premises for purposes of foreclosure.

19.3 Lease Subordinate. This Lease is and shall be subject and subordinate to any ground Lease or mortgage now or hereafter on the Premises, and to all advances under any such mortgage and to all renewals, amendments, extensions and consolidations thereof, provided that Lessor has obtained from such ground lessor or mortgagee an agreement (a “Non-Disturbance Agreement”) whereby such ground lessor or mortgagee agrees not to disturb the possession of Lessee under this Lease or to join Lessee in summary or foreclosure proceedings in the event such ground lessor terminates its ground lease or such mortgagee forecloses its interest against the Premises under its mortgage so long as Lessee duly and promptly keeps and performs all of its obligations hereunder, and Lessee shall enter into such agreement and agree to attorn to such ground lessor or mortgagee as its landlord under this Lease in the event of such foreclosure. This Section 19.3 shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Lessee shall execute and deliver promptly any certificate in recordable form that Lessor or any ground lessor or any mortgagee may reasonably request. Notwithstanding the foregoing provisions of this Section, the holder of any mortgage on the Premises may at any time subordinate its mortgage to this Lease by written notice to Lessee. Lessor represents that, as of the Commencement Date, there will be no mortgage encumbering the Premises.

20.0	Security Deposit. Lessee shall, deposit with Lessor the Security Deposit all or a portion of which may be in the form of a Letter of Credit as described in this Section (the “Letter of Credit”), as security for the full and faithful payment and performance by Lessee of its obligations under this Lease, and not as a prepayment of Rent. Any cash security shall be deposited with Lessor simultaneously with the execution and delivery of this Lease and, if Lessee elects to deliver all or a portion of the Security Deposit in the form of a Letter of Credit, such letter shall be deposited with Lessor within two weeks thereafter. For purposes of this Lease, the term “Security Deposit” shall mean and include all cash security and any Letter of Credit deposited with Lessor pursuant to this Section.

If Lessee elects to deliver a Letter of Credit, it shall be an irrevocable standby letter of credit, in form and content and issued by a commercial bank satisfactory to Lessor (in its sole discretion), which Letter of Credit shall provide that it may be drawn upon (i) in part, upon the presentation of a sight draft accompanied by a certificate signed by either the Managing Director, Real Estate or the Treasurer of Lessor or the designee of either, setting forth the amount due to Lessor by reason of the occurrence of an Event of Default by Lessee hereunder, and (ii) in whole, upon the presentation of a sight draft accompanied by a certificate signed by either the Managing Director, Real Estate or the Treasurer of Lessor or the designee of either, stating either that (a) Lessor has terminated this Lease by reason of the occurrence of an Event of Default by Lessee hereunder, or (b) the Lease Term has more than thirty (30) days remaining and such Letter of Credit will expire within thirty (30) days of such certificate and Lessee has not deposited a substitute Letter of Credit in the form, amount and issued by a bank as required by this Section. Lessee shall deposit the original Letter of Credit with Lessor.

Any cash security held by Lessor pursuant to this section may be commingled with Lessor’s other funds. Unless Lessee elects to deliver to Lessor the entire Security Deposit in the form of cash security, then during the Lease Term (including the Extension Term, if any) Lessee will keep the Letter of Credit in full force and in compliance with the provisions of this Lease.

Lessor shall assign the Security Deposit to any transferee of the Building from Lessor who takes title to the Building subject to this Lease (or, in the case of the Letter of Credit, assign and deliver the original Letter of Credit to such transferee) and thereafter Lessor shall have no further responsibility therefor. Upon the expiration (or earlier termination) of the Term of this Lease, Lessor shall inspect the Premises, make such deductions from the Security Deposit as may be required to cure any default by Lessee hereunder, and, if Lessee is not then in default hereunder, pay the balance of the cash security (or return the original Letter of Credit, as the case may be) to Lessee within twenty (20) days of such expiration or termination. If Lessee is in default at the time of such expiration or termination, the Lessor shall be entitled to retain so much of the Security Deposit as Lessor reasonably estimates to be Lessee’s liability to Lessor under this Lease and shall pay the balance, if any, to Lessee within such 20-day period.

In the event that Lessor transfers the Premises to any transferee who takes title to the Premises subject to this Lease and the bank issuing the Letter of Credit does not consent to the transfer of any beneficial interest in the Letter of Credit to such transferee or issue a replacement Letter of Credit in identical form to such transferee, then Lessor may draw on the Letter of Credit and the proceeds shall be held and applied as cash security under this Section.

In the event that Lessor draws upon and applies or retains any portion or all of the proceeds of the Letter of Credit, or applies all or any portion of the cash security, towards the cure of an Event of Default by Lessee hereunder or towards damages payable by Lessee to Lessor by reason of the occurrence of an Event of Default by Lessee hereunder, Lessee shall pay to Lessor, as Additional Rent, the amount so expended by Lessor within ten (10) business days of notice given by Lessor so that at all times (subject to the 10-business day grace period herein referenced) Lessor shall be entitled to draw down upon the full aggregate amount of the Letter of Credit (or hold the full cash security, or some combination thereof) required to be deposited with Lessor hereunder. Any failure of Lessee to deliver to Lessor the cash security or Letter of Credit as prescribed herein or to restore any amount drawn under the Letter of Credit or expended from the cash security within the time and manner specified in this Section shall constitute an Event of Default under the Lease and entitle Lessor to immediately draw down the Letter of Credit then in force or effect, and Lessor shall retain such cash amounts (or the cash security, as appropriate) as a Security Deposit pursuant to the provisions of this Section.

Lessee shall be solely responsible for the payment of all costs associated with obtaining, replacing (as necessary), transferring, extending and maintaining the Letter of Credit in accordance with the terms of this Section.

So long as an Event of Default has not occurred and is continuing, then commencing on the first anniversary the Commencement Date, the required amount of the Security Deposit may be reduced annually by the sum of $60,775.78 on that date and each anniversary of that date until the amount of the Security Deposit has been reduced to $182,326.75. At no time during the Term will the Security Deposit be less than $182,326.75.

21.0

Notice of Lease: Estoppel Certificates. Lessor and Lessee agree that this Lease shall not be recorded. However, upon the request of either party, Lessor and Lessee shall execute and acknowledge a Notice of Lease in mutually acceptable and recordable form.

From time to time during the Term, and without charge, either party shall, within fifteen (15) days of request by the other party, certify by written instrument duly executed and acknowledged, to such other party or to any person specified by such other party, regarding (a) the existence of any amendments or supplements to this Lease; (b) the validity and force and effect of this Lease; (c) the existence of any default; (d) the existence of any offsets, counterclaims or defenses; (e) the Commencement Date and the expiration date of the Term; (f) the amount of Rent due and payable and the date to which Rent has been paid; and (g) any other matter reasonably requested.

22.0	Holding Over. If Lessee occupies the Premises after the day on which the Term expires (or the effective date of any earlier termination as herein provided) without having entered into a new lease thereof with Lessor, Lessee shall be a Lessee-at-sufferance only, subject to all of the terms and provisions of this Lease at 150% of the rate of the Basic Rent in effect on the last day of the Term. Such a holding over, even if with the consent of Lessor, shall not constitute an extension or renewal of this Lease.

23.0	Force Majeure. Neither Lessor nor Lessee shall be deemed to be in default hereunder (and the time for performance of any of their respective obligations hereunder other than the payment of money shall be postponed) for so long as the performance of such obligation is prevented by strike, lock-out, act of God, acts of war or acts of terrorism, absence of materials or any other matter not reasonably within the control of the party which must perform the obligation (collectively, “Force Majeure”).

24.0	Entire Agreement. No oral statement or prior written matter shall have any farce or effect in respect to the obligations of the parties as Lessor and Lessee respectively of the Premises. This Agreement shall not be modified or canceled except by writing subscribed to by all parties.

25.0

Applicable Law, Severability and Construction. This Lease shall be governed by and construed in accordance with the laws of Massachusetts and, if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease, and the application of such provisions in other circumstances, shall not be affected thereby. The titles of the several Sections contained herein are for convenience only and shall not be considered in construing this Lease. Whenever the singular is used and when required by the context it shall include the plural, and the neuter gender shall include the masculine and feminine. The Exhibits attached to this Lease are incorporated into this Lease by reference. This Lease may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. The term “Lessor” whenever used herein, shall mean only the owner at the time of Lessor’s interest herein, and no covenant or agreement of Lessor, express or implied, shall be binding upon any person except for defaults occurring during such person’s period of ownership nor binding individually upon any agent, fiduciary, shareholder, officer, director or partner of Lessor, and the liability of Lessor, in any event, shall be limited to Lessor’s interest in the Building. If more than one person or entity executes this Lease as Lessee, the Lessee’s obligations hereunder shall be the joint and several obligation of such persons or entities. Unless repugnant to the context, “Lessor” and “Lessee” mean the person or persons, natural or corporate, named above as Lessor and as Lessee respectively, and their respective heirs, executors, administrators, successors and assigns.

26.0	Successors and Assigns. The terms, covenants and conditions of this Lease shall run with the Land, and be binding upon and inure to the benefit of Lessor and Lessee and their respective successors and permitted assigns.

27.0	Authority. Contemporaneously with the signing of this Lease, Lessee shall furnish to Lessor a certified copy of the resolution of the Board of Directors or Managers of Lessee authorizing Lessee to enter into this Lease and authorizing the person executing this Lease on behalf of Lessee to do so.

WITNESS the execution hereof in duplicate under seal the day and year first above written.

LESSOR:	MASSACHUSETTS INSTITUTE OF TECHNOLOGY

	By:	/s/ Steven C. Marsh
Steven C. Marsh, its Managing Director, Real Estate Hereunto duly authorized

LESSEE:	CENTAGENETIX, INC.

	By:	/s/ Carl Weissman
President Hereunto duly authorized

EXHIBIT A

PREMISES

See attached plan.

EXHIBIT B

DESCRIPTION OF THE LAND

The land with the buildings and improvements thereon situate in Cambridge, said Middlesex County, known as and numbered 12 Emily Street, being shown as Lot “ B1 on a Plan entitled “Redivision of Lot” B in Cambridge, Mass.” dated March 27, 1952, by Dana F. Perkins and Sons, Inc., Civil Engineers and Surveyors, to be recorded herewith, and bounded and described as follows:

NORTHEASTERLY by Emily Street, 185.46 feet;

SOUTHEASTERLY by Lot “B” 2 as shown on said Plan by a line running through the middle of a passageway 50 feet wide, 189.48 feet;

SOUTHWESTERLY by the same land, 391100 of a foot;

SOUTHEASTERLY again by the same land by a line running through the middle of a brick party wall, 21 feet;

SOUTHWESTERLY again by the same land, 24/100 of a foot;

SOUTHEASTERLY again by the same land by a line running in part through a chimney, 13.19 feet;

SOUTHWESTERLY by land now or late of Edward S. Stimpson et al., Trustees, 179.30 feet:

NORTHWESTERLY by land of owners unknown, 52.32 feet;

NORTHEASTERLY by land of owners unknown, 15 feet; and

NORTHWESTERLY again by land of owners unknown, 165.84 feet.

Containing, according to said Plan, 41,231 square feet.

For reference to title see deed to Lessor from Simplex Corporation recorded with the Middlesex County South Registry District of Deeds at Book 11815, Page 267.

1

EXHIBIT C

SERVICES PROVIDED BY LESSOR

This Exhibit is incorporated by reference into the Lease dated As of January 16, 2002 between Massachusetts Institute of Technology, as Lessor, and Centagenetix, Inc., as Lessee. Terms defined in or by reference in the Lease not otherwise defined herein shall have the same meaning herein as therein.

Lessor shall provide the following services at the Building:

1.	Heating and air conditioning services for the Premises as demised at the start of the Term. Excluded from such services are air conditioning requirements for computers or other exceptional office machinery.

2.	Maintenance of the following: structural maintenance of the Building including repairs to the roof and exterior walls of the Building and structural damage to the floors, all Building heating equipment, electrical equipment, and plumbing systems in public areas only, all Building air conditioning equipment, excluding special air conditioning equipment; all window frames, unless the damage to any of the above is caused by a breach of Lessee’s obligations under this Agreement or by the willful neglect or misuse by Lessee.

3.	Operation, maintenance and repair of the fire detection and suppression system for the Building.

4.	Water and sewer services.

5.	Extermination of all public and tenanted areas of the Building, as the management of the Building deems necessary.

6.	landscaping maintenance, maintenance of the On Site Parking Area and the Off Site Parking Area, including snow removal, and other services as deemed necessary by Lessor for the normal operation of the Building and the Land

7.	Monitoring of the sprinkler and detection systems for the Building as reasonably determined by Lessor.

1

EXHIBIT D

SERVICES PROVIDED BY LESSEE

This Exhibit is incorporated by reference into the Lease dated as of January 16, 2002 by and between Massachusetts Institute of Technology, as Lessor, and Centagenetix, Inc., as Lessee. Terms defined in or by reference in the Lease not otherwise defined herein shall have the same meaning herein as therein.

Lessee shall provide and pay for all maintenance of and repairs to the Premises necessary to keep the Premises in as good a condition as the Premises were at the beginning of the Term or may be put in thereafter (damage from taking or casualty or reasonable wear and tear only excepted). Such repairs and maintenance shall include but not be limited to the following:

A.	The maintenance and repair of any plumbing systems within the Premises (and serving solely the Premises), and the repair of any damage to the Premises or to the Building caused by the failure of Lessee to properly maintain such plumbing systems;

B.	The maintenance and repair of all electrical wiring, outlets, switches and light fixtures within the Premises (and serving solely the Premises);

C.	The maintenance and repair of all hardware within the Premises;

D.	The maintenance and repair of all walls, ceilings and floors within the Premises and all doors providing access to the Premises whether from the interior or the exterior of the Building.

E.	The replacement of fluorescent light tubes and ballasts. This service is available through Building management on a time and materials basis.

F.	The maintenance and replacement of all window glass.

Lessee shall also provide for its own electricity, gas, heating fuels, trash removal, telephone service, and all maintenance and service agreements which are required for the Permitted Uses of the Premises, and shall pay when due all charges therefor directly to the company which provides such utility or service.

EXHIBIT F

WORK LETTER

This Work Letter is incorporated by reference into the Lease dated January 16, 2002 by and between Massachusetts Institute of Technology, as Lessor, and Centagenetix, Inc., as Lessee.

1.	Definitions. Terms defined in or by reference in the Lease not otherwise defined herein shall have the same meaning herein as therein. In addition, each of the following terms shall have the meaning stated immediately after it:

Lessee’s Work. The work to be shown on the Working Drawings and done in connection with the conversion of approximately 8,000 square feet of Rentable Area of the Premises from warehouse space to laboratory space (the “New Laboratory Space”) upon commencement of the Lease. All Lessee’s Work shall be done at Lessee’s expense in a good and workmanlike manner and in compliance with all Legal Requirements and the provisions of all applicable insurance policies.

Lessor’s Work. Lessor agrees, at its expense, to increase the electrical capacity of the Building in order to provide not less than 20 watts per square foot of Rentable Area of the Premises. Lessor shall use reasonable efforts to undertake and complete the work in a reasonably expeditious manner; however, the Commencement Date will occur without regard to the commencement or completion of Lessor’s Work. Lessee acknowledges that it may be necessary to locate within the Premises some or all of the equipment needed to provide this additional capacity that will serve the Premises and the remaining Rentable Area of the Building. Lessor agrees to use reasonable efforts to minimize the effect of Lessor’s Work on Lessee’s use and enjoyment of the Premises. Lessee acknowledges that none of the Rentable Area of the Premises, Basic Rent nor Lessees Share (Taxes) nor Lessee’s Share (Operating Expenses) will be reduced by reason the location of such equipment within the Premises and that Lessor will have the rights with respect to such equipment as set forth in Section 2.1.

Space Plan. A plan showing the general layout of the New Laboratory Space, including circulation elements and the location of primary function areas, to be prepared by the Lessee at Lessee’s expense.

Lessee’s Working Drawings. The Working Drawings for the finishing of the New Laboratory Space to be prepared by Lessee, at Lessee’s expense, in accordance with this Work Letter. The Working Drawings shall be prepared in compliance with all applicable laws, codes and ordinances, and stamped by registered Massachusetts professionals, and shall consist of all architectural and engineering plans which are required to finish the New Laboratory Space and sufficient to obtain any license, permit or governmental approval required therefor. The Working Drawings must be in sufficient detail so that Lessor can determine that Lessee’s Work, when completed, will comply with the requirements of this Lease.

1

As Built Plan. A plan, prepared upon completion of Lessee’s Work, showing the location of all fixtures, equipment and other facilities that have been located on the Premises by Lessee including the location of all services and installations that have been placed beneath the slab.

Lessor’s Contribution. The amount to be provided by Lessor to Lessee in reimbursement of costs and expenses incurred by Lessee in performing Lessee’s Work in an amount not to exceed $295,665.

2.	Insurance. Prior to the commencement of any design work on Lessee’s Work, Lessee shall provide to Lessor an original certificate of insurance, in customary form, for each architect and engineer retained by Lessee in connection with the design and/or construction of Lessee’s Work, which certificate shall evidence a current “errors and omissions” insurance policy as in effect, in an amount reasonably acceptable to Lessor. Prior to the commencement of the construction of Lessee’s Work. Lessee shall provide to Lessor an original certificate of insurance for Lessee’s General Contractor (or, if no general contractor is used, each trade contractor) employed by Lessee in connection with the construction of Lessee’s Work, which certificate shall evidence a current general liability insurance policy as in effect, in an amount reasonably acceptable to Lessor, naming Lessor as an additional insured.

3.	Space Plan. Lessee’s Work shall not commence until Lessor has approved Lessee’s Space Plan (and Lessee’s Working Drawings). Lessee shall prepare and deliver the Space Plan to Lessor. Lessor shall review the Space Plan and meet with Lessee within ten (10) days of Lessor’s receipt thereof. In the event that Lessor determines the Space Plan to be incomplete or inconsistent with the base building design, Lessor will return the Space Plan to Lessee with written instructions for corrections and/or revisions within seven (7) days after its receipt. Lessee shall deliver a corrected Space Plan to Lessor at Lessee’s sole wst and expense within seven (7) days after its receipt of Lessor’s written instructions. Upon mutual approval of the Space Plan, Lessee will cause the preparation of Lessee’s Working Drawings to commence.

4.	Lessee’s Working Drawings. As Built Plan. Lessee shall select an architect to prepare architectural Working Drawings, which architect shall be subject to Lessor’s reasonable approval that will not be unreasonably delayed. Lessee shall deliver Lessee’s Working Drawings to Lessor for Lessor’s review and approval. Lessor shall review Lessee’s Working Drawings and give Lessee written notice within ten (10) days of receipt thereof either that (i) it approves the Working Drawings, or (ii) it disapproves the Working Drawings, together with a written list of required modifications. If Lessor desires that all or any components of Lessee’s Work be removed upon the expiration or earlier termination of the Term, Lessor shall so inform Lessee in such written notice. Lessee shall be solely responsible for the preparation and completion of all preliminary and final Lessee’s Working Drawings.

2

Lessee shall revise the preliminary Lessee’s Working Drawings to incorporate the corrections and modifications requested by Lessor and shall submit final Working Drawings to Lessor for its approval. Lessor shall review the final Working Drawings and, within ten (10) business days after receipt thereof, Lessor shall either (a) notify Lessee that Lessor has approved the final Working Drawings, or (b) provide to Lessee a list of corrections and modifications which Lessor requires to be made to the Working Drawings. Lessor shall also provide to Lessee within such ten (10) business day period a supplementary list of those elements of Lessee’s Work which Lessee must remove at the expiration or earlier termination of this Lease (if any). In the event Lessor returns the final Working Drawings to Lessee for further correction or modification, Lessee shall diligently correct the Working Drawings and re-submit them to Lessor for approval pursuant to the preceding provisions of this paragraph. No work shall be performed until final Lessee’s Working Drawings have been approved in writing by Lessor.

The review and/or approval by Lessor or its architect or engineers of any plans, sketches or Working Drawings submitted by Lessee relating to Lessee’s Improvements shall not (i) constitute an opinion or representation by Lessor that the same are in compliance with all applicable Legal Requirements and the provisions of all applicable insurance policies or as to the feasibility of constructing the work shown thereon, or (ii) impose on Lessor any responsibility for a design defect, it being agreed that all such responsibility shall remain solely with Lessee.

Promptly, upon completion of Lessee’s Work, Lessee will deliver the As Built Plan to Lessor.

5.	Lessee’s General Contractor. Lessee shall obtain the prior written approval of Lessor as to Lessee’s General Contractor which approval will not be unreasonably withheld, delayed or conditioned.

6.	Lessee’s Work Lessee shall be solely responsible for obtaining all Construction Authorizations required for Lessee’s Work. Lessee shall apply for and maintain in full force and effect (or cause Lessee’s General Contractor to apply for and so maintain) all Construction Authorizations required for the construction of Lessee’s Work, and upon completion of Lessee’s Work shall obtain a certificate of occupancy for the New Laboratory Space from the appropriate governmental authority. Lessee shall deliver to Lessor a copy of said certificate of occupancy promptly after receiving the same.

Promptly after receiving ail Construction Authorizations required for Lessee’s Work, Lessee shall cause Lessee’s General Contractor to commence construction and diligently to proceed to completion thereof. Lessee shall furnish Lessor with a copy of its construction schedule and any material amendments thereof. All construction shall be performed in a good and workmanlike manner, using new materials and in compliance with Lessee’s Working Drawings, the Construction Authorizations, all Legal Requirements, and the provisions of all applicable insurance policies. Lessee shall complete Lessee’s Work not later than one year after the Commencement Date.

3

Lessee shall pay promptly for all labor and materials supplied to Lessee in connection with Lessee’s Work, shall not cause or permit any liens for such labor or materials to attach to the Premises, and shall bond or discharge any such lien which may be filed or recorded within fifteen (15) days after Lessee receives actual notice of such filing or recording.

The construction of Lessee’s Work shall be subject to the requirements set forth in Section 11.0(f) of the Lease. Lessor may inspect such work at any time or times and shall promptly give notice to Lessee of any observed defects. Lessee shall indemnify, defend and hold harmless Lessor from and against any and all liability, damage, penalties or judgments and from and against any claims, actions, proceedings and expenses and costs in connection therewith, including reasonable attorneys’ fees, arising out of or resulting from the design or construction of Lessee’s Work.

Lessee shall obtain from Lessee’s General Contractor a guaranty against construction defects for a period of not less than one (1) year.

7.	Lessee’s Access to the Premises. Lessee and Lessee’s agents, at Lessee’s sole risk, may, with Lessor’s prior consent (which consent shall not be unreasonably withheld or delayed), enter the Premises prior to the Commencement Date in order to do such work as may be required to make the Premises ready for Lessee’s use and occupancy thereof. Any such entry into and occupation of the Premises shall be deemed to be under all of the terms, covenants, conditions and provisions of this Lease except the covenant to pay Rent. Lessor shall not be liable in any way for any injury, loss or damage which may occur to any of Lessee’s Work and installations made in the Premises or to properties placed therein during construction of the Premises, the same being at Lessee’s sole risk.

8.	Payment of Lessor’s Contribution. Lessor shall reimburse Lessee for the cost of Lessee’s Work up to the full amount of Lessor’s Contribution upon completion of the work and the issuance of a certificate of occupancy for the New Laboratory Space by the City of Cambridge. As a condition to Lessor’s obligation to pay Lessor’s Contribution, Lessee shall furnish to Lessor: (i) a certificate from Lessee’s architect on form AIA G702 indicating that Lessee’s Work has been substantially completed as of the date stated in Lessee’s request for payment in accordance with the Working Drawings (Architect’s Certificate”) and (ii) lien waivers from the General Contractor and any major subcontractors covering all work requisitioned as of the date of Lessee’s request for payment (“Lien Waivers”). Payment will be made within ten (10) days of Lessee’s request for payment together with the Architect’s Certificate and Lien Waivers.

9.	Lessor’s and Lessee’s Representatives. Prior to the commencement of any design work for the New Laboratory Space, each party hereto shall designate in writing to the other a person as “Lessor’s Representative” and “Lessee’s Representative” respectively. Each party may rely on the other’s Representative with respect to all matters which pertain to this Work Letter (including, but not limited to, authorizing changes in the work or the use of overtime, or interpreting the Working Drawings), each party having authorized its Representative to make decisions binding upon such party with respect to such matters.

4

10.	General. A breach by Lessee of any provision of this Work Letter shall constitute a default under the Lease, for which Lessor shall have all remedies therein provided.

5